EXHIBIT 99.1

Collective Brands Reports 2011 Second Quarter Net Sales Increase of 5%

Company to Close 475 Non-Strategic Stores Over Next Three Years; Board to Commence Review of Strategic Alternatives to Enhance Shareholder Value

TOPEKA, KS--(Marketwire - August 24, 2011) - Collective Brands, Inc. (NYSE: PSS) today reported financial results for the second quarter ended July 30, 2011 and announced plans to close underperforming and low-volume, non-strategic stores. The Company also announced that its Board of Directors will, together with management, conduct a review of strategic and financial alternatives to further enhance shareholder value.

Net sales for the second quarter increased 4.9% to $882.4 million. The second quarter 2011 net loss attributable to Collective Brands, Inc. was $35.0 million or $0.58 per diluted share. Excluding certain impairment and severance charges, adjusted1 net earnings attributable to Collective Brands were $9.9 million, or $0.16 per diluted share.

In the quarter, the Company recorded impairment and severance charges ("adjustments") that reduced pre-tax income by $83.6 million, of which $76.8 million was non-cash. The impairment charges, all of which are non-cash, consist of $33 million in asset impairments primarily related to the net book value of stores at both Payless and Stride Rite; $31 million in trade name impairments mostly related to Stride Rite; and $10 million in goodwill impairment in Payless Domestic. In addition, the Company recorded a $10 million severance charge of which $3 million is non-cash.

The Company said that as part of its efforts to optimize the performance of its Payless and Stride Rite store fleet, it would close approximately 475 under-performing and low-volume, non-strategic stores in the next three years with more than 300 of those closings coming by the end of this fiscal year. The Company estimated that the costs for lease terminations, severance, and other exit costs related to closing these stores could be in the range of $25 million to $35 million.

"While the second quarter was challenging for the company, we are taking aggressive actions to improve the business," said Michael J. Massey, Chief Executive Officer of Collective Brands, Inc. "In Payless Domestic, we are gaining a much greater understanding of our customers and their needs and expectations. With this clarity, we are taking short term actions to improve our performance, accelerating key initiatives, and adjusting our longer term strategies. At the same time, we will continue to invest for growth and profitability in our Performance + Lifestyle Group and international businesses."

Strategic Review

The Company also announced that its Board of Directors will, together with management, conduct a review of strategic and financial alternatives to further enhance shareholder value. Working with its advisors, Perella Weinberg Partners and Kurt Salmon, the Board and management will explore a full range of alternatives for Collective Brands.

The Board stressed that there can be no assurance that this review will result in any additional action, and the Company will not make any comments until the Board completes its review and has decided upon a specific course of action. The Board also announced that it adopted a short duration Rights Plan to protect shareholder rights while the review is being conducted.

Under the Rights Plan, the Rights will become exercisable if a person or group acquires 15% or more of Collective Brands outstanding common stock. The Record Date for the issuance of the Rights will be September 6, 2011 and the Rights will expire on August 15, 2012 unless earlier redeemed or terminated.

A Form 8-K will be filed with the United States Securities and Exchange Commission containing additional information regarding the terms and conditions of the Rights Plan.

D. Scott Olivet, Non-Executive Chairman of Collective Brands, said, "The Board is working with management on aggressive actions to drive shareholder value by positioning our brands, driving growth, improving profitability and return on invested capital as well as building the team and infrastructure for long-term success. The Board will also work with management and our advisors on a comprehensive review of strategic and financial alternatives to best unlock the value of the Company for our shareholders."

Second Quarter Financial Results

Net sales for Collective Brands increased 4.9% due to growth in three of our four segments -- PLG Wholesale, Payless International and PLG Retail. Same store sales2 declined 0.7% due to the sales results in Payless Domestic.

PLG Wholesale continued its strong sales performance, increasing 25%. The increase was led by Sperry with growth across virtually all product categories, distribution channels, and customer segments. Saucony also delivered gains globally driven by innovative styles in the minimalist and lightweight categories.

PLG Retail net sales increased 9% on growth from new Sperry Top-Sider stores combined with a 4% same store sales increase.

Payless International sales increased 7% on the strength of a 3% same store sales increase driven primarily by Latin America stores.

Payless Domestic net sales declined 3%, with same store sales down 2% in the quarter. This sequential improvement from the 8% same store sales decline in the first quarter was partly the result of aggressive actions the Company took during the latter half of the quarter. These actions resulted in sharper pricing and greater value for consumers, and served to reduce sandal inventory.

The gross margin rate in the quarter was 23.6%. On an adjusted basis1, the gross margin rate was 30.8%, a decrease of 360 basis points compared to last year as a result of higher product costs and pricing actions.

SG&A expense in the quarter increased due to the severance charge, but decreased on an adjusted basis1 by $2 million and 160 basis points as a percent of sales. The SG&A rate decrease was driven by lower compensation-related expense in the Payless Domestic segment and expense leverage from sales growth in every other reporting segment.

Inventory at the end of the quarter was $585.0 million, up 17.6%. The higher inventory level was driven principally by higher product costs, more PLG footwear units, and additional Payless accessories.

Subsequent to the end of the quarter, the Company amended and extended its revolving credit facility. The Company will no longer have a limit on pre-payments of the 8.25% senior subordinated notes, subject to excess line availability. As a result, the Company intends to repay at least $50 million of the notes in the third quarter of 2011.

Collective Brands repurchased 900,000 shares of its stock, or 1.5% of its shares outstanding, on the open market for $13.0 million during the second quarter -- the maximum amount permitted under its credit agreements.

During the second quarter, the Company added 18 new stores (16 Payless and 2 PLG), closed 20 stores (19 Payless and 1 PLG), and relocated 14 stores (12 Payless and 2 PLG).

Wholly-Owned and Joint Venture Store Counts	Jul. 30, 2011	Apr. 30, 2011	Jan. 29, 2011	Jul 31, 2010
Payless ShoeSource	4,455	4,458	4,461	4,472
Performance + Lifestyle Group	384	383	383	385
Total Stores	4,839	4,841	4,844	4,857

The Company also franchised stores in 14 countries and territories at the end of second quarter 2011.

Franchise Store Counts	Jul. 30 2011	Apr. 30, 2011	Jan. 29, 2011	Jul. 31, 2010
Payless ShoeSource	103	79	62	23
Stride Rite	11	10	8	0
Total Stores	114	89	70	23

Quarterly Segment Results (dollars in millions)
	2011	2010	$ Change	% Change
NET SALES
Payless Domestic	$494.5	$508.0	$(13.5)	(2.7%)
Payless International	117.2	109.8	7.4	6.7%
PLG Wholesale	217.7	174.7	43.0	24.6%
PLG Retail	53.0	48.8	4.2	8.6%
TOTAL	$882.4	$841.3	$41.1	4.9%

	2011	Adjustments	Adjusted1 2011	2010	Adjusted 2011 vs. 2010	% Change
OPERATING PROFIT / (LOSS)
Payless Domestic	$(63.8)	$53.8	$(10.0)	$6.8	$(16.8)	(NMF )
Payless International	8.6	2.5	11.1	11.6	(0.5)	(4.3%)
PLG Wholesale	(0.3)	24.2	23.9	22.9	1.0	4.4%
PLG Retail	(6.9)	3.1	(3.8)	(4.6)	0.8	17.4%
TOTAL	$(62.4)	$83.6	$21.2	$36.7	$(15.5)	(42.2%)

	2011	Adjusted1 2011	2010	Adjusted 2011 vs. 2010
OPERATING MARGIN
Payless Domestic	(12.9%)	(2.0%)	1.3%	(330 bps)
Payless International	7.3%	9.5%	10.6%	(110 bps)
PLG Wholesale	(0.1%)	11.0%	13.1%	(210 bps)
PLG Retail	(13.0%)	(7.2%)	(9.4%)	220 bps
TOTAL	(7.1%)	2.4%	4.3%	(190 bps)

Store Closings

Today, Collective Brands determined it will close approximately 475 underperforming and low volume, non-strategic stores within the next three years. Over the three years, approximately 400 of the stores slated to close are Payless stores in the U.S., Canada, and Puerto Rico and about 75 are Stride Rite Children's locations. This year, the Company expects to close more than 300 of those stores. Approximately 270 of the stores slated to close this year are Payless and about 45 are Stride Rite Children's locations. These actions will be taken to optimize the profitability of markets by removing many low sales volume stores which are cash flow negative or slightly positive but cannot support the assortments and staffing that the Company believes its stores should offer. In fiscal 2010, stores to be closed this year had sales of approximately $110 million. The Company will immediately begin to work with landlords to effect the store closings. Non-cash asset impairment charges of $19 million in the second quarter were related to these stores to be closed. Future lease termination, severance, and other cash exit costs associated with the store closings could be in the range of $25 million to $35 million. Lease termination costs will be recorded when the stores are closed or lease terminations are negotiated with the landlords. Once these stores are closed, the Company anticipates an annual improvement in operating profit of $18 million to $22 million including the benefit of estimated sales transfer to remaining locations from closed stores.

Outlook for Collective Brands
  As a result of its backlog of $153 million for delivery in third quarter 2011, which increased 36% year-over-year, PLG Wholesale sales in the third quarter of 2011 are expected to increase in excess of 20% over third quarter 2010.
  The 2011 effective tax rate is expected to be approximately 10%, excluding the impact of adjustments and discrete events1.
  Capital expenditures are expected to total approximately $105 million in 2011.
  Depreciation and amortization for 2011 is expected to total approximately $135 million.
  Year-end 2011 retail net store count is expected to decrease by nearly 300 stores over the prior year. Sperry retail stores will continue to grow.

	YE10	Open	Close	Change	YE11 est.
Payless
Payless Domestic	3,794	49	(301)	(252)	3,542
Payless International	667	35	(38)	(3)	664
Payless Total	4,461	84	(339)	(255)	4,206
PLG (Stride Rite, Sperry)	383	13	(50)	(37)	346
Collective Brands Total	4,844	97	(389)	(292)	4,552

In addition, Payless and Stride Rite franchise locations are expected to total over 140 in 17 countries and territories by year-end.

Notes to Financial Data

1 This release contains certain non-GAAP financial measures. These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help explain underlying performance trends in Collective Brands' business and provide useful information to both management and investors. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Please see the reconciliations of the non-GAAP financial measures after the condensed consolidated statements of cash flows. The measures used in this release are as follows:

Adjusted gross margin -- Defined as gross margin excluding adjustments related to store and tradename impairments.

Adjusted SG&A -- Defined as SG&A excluding adjustments related to severance.

Adjusted net earnings -- Defined as net earnings attributable to Collective Brands, Inc. excluding adjustments related to severance, store impairments, tradename impairments, and goodwill.

Adjusted earnings per share -- Defined as diluted earnings per share attributable to Collective Brands, Inc. common shareholders excluding adjustments related to severance, store impairments, tradename impairments, and goodwill.

Adjusted operating profit -- Defined as operating profit excluding adjustments related to severance, store impairments, tradename impairments, and goodwill.

Adjusted operating margin -- Defined as operating margin excluding adjustments related to severance, store impairments, tradename impairments, and goodwill.

Adjusted effective tax rate -- Defined as annual effective tax rate excluding adjustments and discrete events associated with the resolution of outstanding tax audits.

2 Same store sales include Payless stores from all regions and PLG stores. The calculation excludes franchised stores.

About Collective Brands and Forward-Looking Statements

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. The Collective Brands Performance + Lifestyle Group markets lifestyle and performance branded footwear for children and adults sold primarily through wholesale and retail under well-known brand names including Stride Rite, Saucony, Sperry Top-Sider, Keds, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

This release contains forward-looking statements. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The word "expected" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to forward-looking statements, management has made assumptions regarding, among other things, customer spending patterns, weather, pricing, operating costs, the timing of various events and the economic and regulatory environment. A variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in forward-looking statements. These risks and uncertainties that may affect the operations, performance, and results of Collective Brands' business include, but are not limited to: the impact of competition and pricing; changes in consumer preferences and spending patterns; general economic, business and social conditions in the countries where Collective Brands sources products, supplies or has or intends to open stores; changes in weather patterns; the inability to renew material leases, licenses, or contracts upon their expiration; the ability to identify and negotiate leases for new locations on acceptable terms or to terminate unwanted leases on acceptable terms; the financial condition of suppliers; changes in existing or potential duties, tariffs or quotas, and the application thereof; changes in relationships between the U.S. and foreign countries as well as between foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates, (e.g. yuan, Canadian dollar, euro); the ability to hire, train and retain associates; performance of other parties in strategic alliances; outcomes of intellectual property, employment litigation, and class actions; the ability to comply with local laws in foreign countries; our ability to maintain and upgrade information systems; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; changes in commodity prices such as oil; and other risks referenced from time to time in filings of ours with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 29, 2011 in Part I, Item 1A, "Risk Factors". Collective Brands believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Collective Brands is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Collective Brands does not undertake any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company's accounting policies as described in the Company's 2010 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification and adjustments, and should be read in conjunction with the 2010 Annual Report to Shareowners. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

COLLECTIVE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(UNAUDITED)

(dollars and shares in millions, except per share data)	13 Weeks Ended		26 Weeks Ended

	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010

Net sales	$882.4	$841.3	$1,751.4	$1,720.1

Cost of sales	673.9	552.2	1,233.0	1,094.3

Gross margin	208.5	289.1	518.4	625.8

Selling, general and administrative expenses	260.9	252.4	528.4	507.5

Impairment of goodwill	10.0	-	10.0	-

Operating (loss) profit	(62.4)	36.7	(20.0)	118.3

Interest expense	10.0	12.2	20.9	25.6

Interest income	(0.1)	(0.1)	(0.2)	(0.3)

Loss on early extinguishment of debt	-	-	-	0.8

Net (loss) earnings before income taxes	(72.3)	24.6	(40.7)	92.2

(Benefit) provision for income taxes	(39.0)	2.6	(35.6)	14.2

Net (loss) earnings	(33.3)	22.0	(5.1)	78.0

Net earnings attributable to noncontrolling interests	(1.7)	(0.9)	(3.5)	(2.7)

Net (loss) earnings attributable to Collective Brands, Inc.	$(35.0)	$21.1	$(8.6)	$75.3

(Loss) earnings per share attributable to Collective Brands, Inc. common shareholders:
Basic	$(0.58)	$0.33	$(0.14)	$1.17
Diluted	$(0.58)	$0.32	$(0.14)	$1.15

Weighted average shares outstanding:
Basic	60.3	63.5	60.5	63.5
Diluted	60.3	64.2	60.5	64.4

COLLECTIVE BRANDS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	July 30,	July 31,
(dollars in millions)	2011	2010

ASSETS:

Current assets:
Cash and cash equivalents	$234.8	$333.9
Accounts receivable, net	171.8	133.1
Inventories	585.0	497.5
Current deferred income taxes	36.5	37.6
Prepaid expenses	59.8	59.3
Other current assets	20.3	20.0
Total current assets	1,108.2	1,081.4

Property and Equipment:
Land	6.0	6.9
Property, buildings and equipment	1,437.3	1,438.6
Accumulated depreciation and amortization	(1,059.9)	(997.8)
Property and equipment, net	383.4	447.7

Intangible assets, net	390.7	437.0
Goodwill	269.8	279.8
Deferred income taxes	6.8	7.1
Other assets	39.4	42.8

TOTAL ASSETS	$2,198.3	$2,295.8

LIABILITIES AND EQUITY:

Current liabilities:
Current maturities of long-term debt	$5.1	$7.3
Accounts payable	310.0	225.6
Accrued expenses	154.4	168.7
Total current liabilities	469.5	401.6

Long-term debt	657.0	761.0
Deferred income taxes	40.6	65.8
Other liabilities	186.1	222.4

Equity:
Collective Brands, Inc. shareowners' equity	816.5	817.4
Noncontrolling interests	28.6	27.6
Total equity	845.1	845.0

TOTAL LIABILITIES AND EQUITY	$2,198.3	$2,295.8

COLLECTIVE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	26 Weeks Ended
	July 30,	July 31,
(dollars in millions)	2011	2010

OPERATING ACTIVITIES:
Net (loss) earnings	$(5.1)	$78.0
Adjustments for non-cash items included in net (loss) earnings:
Loss on impairment and disposal of assets	36.3	3.1
Impairment of goodwill and indefinite-lived tradenames	41.1	-
Depreciation and amortization	66.4	69.2
Provision for losses on accounts receivable	0.4	0.5
Share-based compensation expense	8.6	8.9
Deferred income taxes	(29.3)	2.4
Loss on extinguishment of debt	-	0.8
Changes in working capital:
Accounts Receivable	(56.6)	(38.6)
Inventories	(50.8)	(54.0)
Prepaid expenses and other current assets	(3.4)	(6.2)
Accounts payable	21.9	32.2
Accrued expenses	(29.4)	(16.0)
Changes in other assets and liabilities, net	(22.9)	(2.8)

Cash flow (used in) provided by operating activities	(22.8)	77.5

INVESTING ACTIVITIES:
Capital expenditures	(42.3)	(46.8)

Cash flow used in investing activities	(42.3)	(46.8)

FINANCING ACTIVITIES:
Repayment of debt	(2.6)	(81.3)
Issuances of common stock	1.8	8.1
Purchases of common stock	(18.2)	(14.1)
Contributions by noncontrolling interests	-	1.5
Distribution to noncontrolling interests	(7.0)	(6.0)

Cash flow used in financing activities	(26.0)	(91.8)

Effect of exchange rate changes on cash	1.8	1.5

Decrease in cash and cash equivalents	(89.3)	(59.6)

Cash and cash equivalents, beginning of year	324.1	393.5
Cash and cash equivalents, end of period	$234.8	$333.9

COLLECTIVE BRANDS, INC.
SUMMARY OF NON-GAAP ADJUSTMENTS
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

(in millions)	Payless Domestic	Payless International	PLG Retail	PLG Wholesale	Total
Impairment of tangible assets - increase from Q2 2010	$26.2	$2.5	$3.1	$0.7	$32.5
Impairment of tradenames	7.6	-	-	23.5	31.1
CEO severance	10.0	-	-	-	10.0
Impairment of goodwill	10.0	-	-	-	10.0

Total	$53.8	$2.5	$3.1	$24.2	$83.6

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED GROSS MARGIN
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

(dollars in millions)

Gross Margin: as reported (GAAP basis)	$208.5
Impairment of tangible assets - increase from Q2 2010	32.5
Impairment of tradenames	31.1
Gross Margin: non-GAAP basis	$272.1

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

(dollars in millions)

Selling, general and administrative expenses: as reported (GAAP basis)	$260.9
CEO severance expense	10.0
Selling, general and administrative expenses: non-GAAP basis	$250.9

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP OPERATING (LOSS) PROFIT
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

(dollars in millions)

Operating loss: as reported (GAAP basis)	$(62.4)
Impairment of tangible assets - increase from Q2 2010	32.5
Impairment of tradenames	31.1
CEO severance	10.0
Impairment of goodwill	10.0
Operating profit: non-GAAP basis	$21.2

COLLECTIVE BRANDS, INC.
RECONCILIATION OF GAAP TO NON-GAAP BENEFIT FOR INCOME TAXES
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

	As Reported
(dollars in millions)	(GAAP Basis)

Benefit for income taxes: as reported (GAAP basis)	$(39.0)
Adjustment	38.7	(a)
Benefit for income taxes: non-GAAP basis	$(0.3)

Note to adjustment:

(a) Represents the income tax benefit decrease related to the impairment of tangible assets -- increase from Q2 2010 totaling $32.5 million, impairment of tradenames totaling $31.1 million, CEO severance totaling $10.0 million and goodwill impairment expense totaling $10.0 million.

RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) EARNINGS
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

As Reported
(dollars in millions)	(GAAP Basis)

(Loss) earnings attributable to Collective Brands, Inc.: as reported (GAAP basis)	$(35.0)
Impairment of tangible assets - increase from Q2 2010	32.5
Impairment of tradenames	31.1
CEO severance	10.0
Impairment of goodwill	10.0
Income tax benefit decrease related to the adjustments above	(38.7)
Earnings attributable to Collective Brands, Inc.: non-GAAP basis	$9.9

RECONCILIATION OF GAAP TO NON-GAAP DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO COLLECTIVE BRANDS, INC.
FOR THE THIRTEEN WEEKS ENDED JULY 30, 2011
(UNAUDITED)

	As Reported
	(GAAP Basis)

Diluted loss per share attributable to Collective Brands, Inc.: as reported (GAAP basis)	$(0.58)
Adjustment	0.74	(a)
Diluted earnings per share attributable to Collective Brands, Inc.: non-GAAP basis	$0.16

Note to adjustment:

(a) Represents the per share impact of impairment of tangible assets - increase from Q2 2010 totaling $32.5 million, impairment of tradenames totaling $31.1 million, CEO severance totaling $10.0 million and goodwill impairment expense totaling $10.0 million, partially offset by the income tax benefit decrease for these items totaling $38.7 million.

Investment Community Contact:
James Grant
(785) 559-5321

Media Contact:
Mardi Larson
(612) 928-0202